Exhibit 99.1

VOXX International Corporation Reports its Fiscal 2025 Second Quarter Financial Results

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Sales through the first half of Fiscal 2025 declined ~18%, gross margin increased 120 basis points and operating expenses improved by over 15%
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Company sells its domestic accessory business and select, non-core assets for ~$28 million and completes Florida real estate sale transaction in Fiscal 2025 third quarter for $20 million
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Restructuring programs generating anticipated savings, and are expected to have a positive impact on Fiscal 2025 second half results
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Over $50 million in debt reduction since year-end, bringing total debt to under $20 million as of today, with total net debt under $15 million
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Company continues to execute on its restructuring plan and strengthen its balance sheet, while pursuing strategic alternatives to maximize shareholder value

ORLANDO, FL.— October 10, 2024 — VOXX International Corporation (NASDAQ: VOXX), a leading manufacturer and distributor of automotive and consumer technologies for the global markets, as well as strategic joint ventures including biometrics, today announced its financial results for its Fiscal 2025 second quarter and six-months ended August 31, 2024.

“We made significant progress through the first half of the year in executing our plan to unlock value,” stated Pat Lavelle, President and Chief Executive Officer of VOXX International Corporation. “We exited Fiscal 2024 coming off losses and had over $73 million in total debt which historically, is very high for us as we have always looked to maintain low leverage and financial flexibility. Thus, we embarked on an internal restructuring plan to right size our business and improve operational efficiencies, while lowering expenses and our working capital needs. We concurrently looked to monetize non-core assets and this past quarter, successfully sold our domestic accessories business and two non-core premium audio brands netting approximately $28 million in the transactions. We also divested our Florida real estate in the Fiscal 2025 third quarter, as we near completion of our OEM manufacturing transition to Mexico, which generated gross proceeds of $20 million. I’m pleased to report that as of today, our total debt is less than $20 million and our net debt stands at under $15 million, which is essentially our normal working capital needs at this time.”

Lavelle continued, “We also embarked on a strategic alternatives process to explore all avenues that could generate better value for our shareholders given what we believe to be a significant disconnect in our asset value and stock price. This could mean a sale of our entire business, or additional business or asset divestitures as we still have significant value within our portfolio, as well as owned real estate. Irrespective of the outcome of the process, we are laser focused on getting VOXX back to profitability. Through restructuring programs, our OEM relocation, strong management of the supply chain, and all of our new programs and products, we believe we can do that this Fiscal year. We are aggressively taking actions and controlling what we can to offset anything the economy or business environment may throw at us. We’re well on our way to achieving our goals provided sales materialize in the second half of the year as planned.”

Fiscal 2025 and Fiscal 2024 Second Quarter Comparisons

Net sales in the Fiscal 2025 second quarter ended August 31, 2024, were $92.5 million as compared to $113.6 million in the Fiscal 2024 second quarter ended August 31, 2023, a decrease of $21.2 million or 18.6%. For the same comparable periods:

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Automotive Electronics segment net sales were $26.4 million as compared to $35.4 million, a decrease of $9.0 million or 25.5%. OEM product sales were $11.0 million as compared to $16.3 million, with the decline primarily due to lower sales of OEM rear-seat entertainment and to a lesser extent, remote start products. Aftermarket product sales were $15.4 million as compared to $19.2 million with declines across several categories as the market continues to deal with inflated vehicle pricing and high interest rates, resulting in lower consumer spending on vehicles.

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Consumer Electronics segment net sales were $66.1 million as compared to $78.0 million, a decrease of $12.0 million or 15.4%. Premium audio product sales were $49.9 million as compared to $53.2 million. The decline in premium audio product sales was due primarily to fewer close-out sales in the prior year, and lower consumer spending amid economic and geopolitical concerns, among other factors. This was partially offset by sales from new products that were launched. Other consumer electronics (“CE”) product sales were $16.1 million as compared to $24.8 million, with the decline primarily related to lower European accessory product sales which declined by approximately $8.2 million. Domestic accessory sales declined by $1.4 million due primarily to lower consumer spending and current economic concerns.

On March 1, 2024, the Company's majority owned subsidiary, EyeLock LLC, contributed assets, including inventory and intangible assets, to a newly formed joint venture, BioCenturion LLC. As of and for the three and six months ended August 31, 2024, the Company accounted for its investment in BioCenturion LLC as an equity method investment with (loss) income from its equity method investee recorded within Other (Expense) Income on the Company's Unaudited Consolidated Statements of Operations and Comprehensive Income (Loss).

The gross margin in the Fiscal 2025 second quarter was 24.5% as compared to 25.2% in the Fiscal 2024 second quarter, a decline of 70 basis points. When comparing the Fiscal 2025 and Fiscal 2024 second quarters, the Company reported:

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Automotive Electronics segment gross margin of 23.6% as compared to 24.3%, down 70 basis points. The year-over-year decline was primarily driven by lower sales of higher margin products, such as aftermarket security, aftermarket rear-seat entertainment, and collision avoidance. This was partially offset by the positive impact from the Company’s OEM manufacturing relocation to Mexico, as well as product mix.

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Consumer Electronics segment gross margin of 25.1% as compared to 25.5%, down 40 basis points. The year-over-year decline was primarily driven by the significant sales decline in the Company’s European accessories business, as well as the decline in premium audio sales in Europe and Asia. This was partially offset by fewer low price, low margin close-out sales of older products compared to the prior year, as well as the positive impact from new premium audio product launches.

Total operating expenses in the Fiscal 2025 second quarter were $31.8 million as compared to $37.1 million in the comparable Fiscal 2024 period, a decline of $5.3 million or 14.3%. The year-over-year improvement was driven primarily by the positive impact from restructuring programs and other initiatives designed to lower costs and working capital needs. When comparing the Fiscal 2025 and Fiscal 2024 second quarters, the Company reported:

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Selling expenses of $7.8 million as compared to $10.0 million. The year-over-year improvement of $2.2 million or 21.7% was primarily driven by lower advertising and website expenses, as well as lower headcount related expenses, partially offset by an increase in payroll tax expenses as a result of Employee Reduction Credits received in the comparable prior year.

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General and administrative (“G&A”) expenses of $15.8 million as compared to $17.3 million. The year-over-year improvement of $1.5 million or 8.5% was primarily driven by lower headcount related expenses, the absence of EyeLock LLC salaries and Mr. Kahli’s executive salary, and a decline in depreciation and amortization expenses. Additionally, legal and professional fees declined as did occupancy costs. As an offset, the Company experienced higher taxes and licensing fees related to the implementation of its new ERP system, as well as higher payroll tax expenses.

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Engineering and technical support expenses of $6.1 million as compared to $7.9 million. The year-over-year improvement of $1.8 million or 22.4% was primarily due to a decline in research and development expense, as well as the positive impact from the formation of the BioCenturion LLC joint venture. Additionally, labor expense and related benefits declined as a direct result of the Company’s restructuring programs and its use of outside labor compared to the prior year period.

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The Company incurred approximately $2.1 million of restructuring expenses as compared to $2.0 million, with restructuring costs primarily comprised of severance expense related to Companywide headcount reductions, including those related to the domestic accessories business, which was sold during the Fiscal 2025 second quarter. Restructuring expenses also included costs related to the relocation of the Company’s OEM manufacturing operations to Mexico.

The Company reported an operating loss of $9.1 million in the Fiscal 2025 second quarter as compared to an operating loss of $8.5 million in the comparable year-ago period.

Total other income, net, in the Fiscal 2025 second quarter was $12.5 million as compared to total other expense, compared to tother other net expenses of $2.9 million comparable Fiscal 2024 period. In August 2024, the Company sold certain assets of two of its wholly owned subsidiaries, VOXX Accessories Corp. and Premium Audio Company, LLC., resulting in gains on the sale of these assets of $8.3 million and $2.2 million, respectively. Additionally:

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Interest and bank charges increased by $0.4 million principally due to higher borrowings on the Company’s Domestic Credit Facility.
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Equity in income of equity investee declined by $1.0 million for the comparable periods. This historically included the Company’s 50% ownership interests in ASA Electronics LLC and Subsidiaries (“ASA”) and now includes its 50% ownership interests in BioCenturion LLC., as of March 1, 2024.
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In the Fiscal 2024 second quarter, the Company recorded $1.6 million of charges representing interest expense, legal fee reimbursements, and a settlement related to patent arbitration in connection with the final arbitration award due to Seaguard, which was paid in the fourth quarter of Fiscal 2024.
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Lastly, other, net, improved by $4.8 million, principally as a result of net foreign currency gains and losses.

Net income attributable to VOXX International Corporation in the Fiscal 2025 second quarter was $2.4 million as compared to a net loss attributable to VOXX International Corporation of $11.1 million in the comparable Fiscal 2024 period. The Company reported basic and diluted income per common share attributable to VOXX International Corporation of $0.10 in the Fiscal 2025 second quarter as compared to a basic and diluted loss per common share attributable to VOXX International Corporation of $0.47, in the comparable Fiscal 2024 period.

The Company reported Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) in the Fiscal 2025 second quarter of $8.5 million as compared to an EBITDA loss in the comparable Fiscal 2024 second quarter of $5.4 million. Adjusted EBITDA in the Fiscal 2025 second quarter was a loss of $2.7 million as compared to roughly break even in the comparable Fiscal 2024 period.

Fiscal 2025 and Fiscal 2024 Six-Month Comparisons

Net sales in the Fiscal 2025 six-month period ended August 31, 2024, were $184.1 million as compared to $225.6 million in the Fiscal 2024 six-month period ended August 31, 2023, a decrease of $41.4 million or 18.4%.

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Automotive Electronics segment net sales in the Fiscal 2025 six-month period were $54.1 million as compared to $73.8 million in the comparable year-ago period, a decrease of $19.8 million or 26.8%. For the same comparable periods, OEM product sales were $23.9 million as compared to $36.5 million and aftermarket product sales were $30.2 million as compared to $37.3 million. The principal drivers of the year-over-year decline were a $13.5 million decrease in OEM rear-seat entertainment sales, a $1.8 million decrease in aftermarket security product sales, and a $1.6 million decrease in sales of satellite radio products, among other factors. This was partially offset by higher sales of OEM remote start products and OEM safety products, as well as higher sales of aftermarket accessories products.

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Consumer Electronics segment net sales in the Fiscal 2025 six-month period were $130.0 million as compared to $151.4 million in the comparable year-ago period, a decrease of $21.4 million or 14.1%. For the same comparable periods, Premium Audio product sales were $98.3 million as compared to $100.8 million and other consumer electronics product sales were $31.7 million as compared to $50.6 million. The decline in premium audio product sales was primarily due to the state of the international markets as sales declined $1.9 million in Europe and Asia. Domestic premium audio product sales grew modestly and sales from new products helped offset international weakness, as expected. Other CE product sales declined $10.8 million in Europe, primarily due to lower sales of balcony solar power products as sales have normalized post-launch. Domestic accessory sales declined by $7.4 million for the comparable periods. There were other offsetting factors when comparing the six-month periods.

The gross margin in the Fiscal 2025 six-month period was 26.1% as compared to 24.9% in the Fiscal 2024 six-month period, an increase of 120 basis points. For the same comparable periods, the Company reported:

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Automotive Electronics segment gross margin of 23.4% as compared to 22.6%, an improvement of 80 basis points due primarily to product mix, restructuring initiatives and the positive impact from transitioning OEM manufacturing to Mexico.

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Consumer Electronics segment gross margin of 27.3% as compared to 25.5%. The year-over-year improvement of 180 basis points was primarily driven by fewer close out promotions in the Fiscal 2025 six-month period and improved margins from the launch of new premium audio products. This was partially offset by the decline in European accessory sales and lower premium audio product sales in Europe and Asia.

Total operating expenses in the Fiscal 2025 six-month period were $64.3 million as compared to $76.1 million in the comparable Fiscal 2024 period, an improvement of $11.8 million or 15.5%. For the same comparable periods:

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Selling expenses of $17.4 million declined by $3.7 million or 17.7%, primarily due to lower advertising and web expenses, trade show expenses, employee salaries and related benefits, and commissions, among other factors.

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General and administrative expenses of $32.2 million declined by $4.4 million or 12.1%, primarily due to lower salary and related benefit expense, the absence of EyeLock LLC and former President Beat Kahli’s salaries, lower legal and professional fees, and lower depreciation and amortization, among other factors.

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Engineering and technical support expenses of $12.3 million declined by $3.9 million or 23.8%, primarily due to lower research and development expenses, as well as lower labor expenses and related benefits as a result of headcount reductions.

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Restructuring costs of $2.3 million increased by $0.3 million or 12.7%. Restructuring costs for the six-month periods were primarily comprised of severance expense related to Companywide headcount reductions, including those related to the domestic accessories business, which was sold during the Fiscal 2025 second quarter. Restructuring expenses also included costs related to the relocation of the Company’s OEM manufacturing operations to Mexico.

The Company reported an operating loss in the Fiscal 2025 six-month period of $16.2 million as compared to an operating loss of $19.9 million in the comparable Fiscal 2024 period.

Total other income, net, in the Fiscal 2025 six-month period was $8.9 million as compared to total other expense, net, of $4.5 million in the comparable Fiscal 2024 period, a $13.4 million improvement.

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Interest and bank charges of $4.1 million increased approximately $1.0 million, primarily due to higher borrowings on the Company’s Domestic Credit Facility.
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Equity in income of equity investee of $0.6 million declined by $2.3 million as it now includes the Company’s 50% non-controlling ownership interest in BioCenturion LLC as of March 1, 2024.
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The Company recorded a gain on sale of business of $8.3 million related to the sale of its Domestic Accessories business and $2.2 million related to the asset sales of premium audio trademarks and inventory.
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In the Fiscal 2024 six-month period, the Company recorded an expense of $2.6 million related to the final arbitration award due to Seaguard, which was paid in the Fiscal 2024 fourth quarter.
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Other income, net of $2.0 million improved by $3.6 million as a result of net foreign currency gains and losses.

Net loss attributable to VOXX International Corporation in the Fiscal 2025 six-month period was $6.9 million as compared to a net loss attributable to VOXX International Corporation of $21.8 million in the comparable Fiscal 2024 period. The Company reported a basic and diluted loss per share attributable to VOXX International Corporation of $0.30 in the Fiscal 2025 six-month period as compared to a basic and diluted loss per common share attributable to VOXX International Corporation of $0.92, in the comparable Fiscal 2024 period.

The Company reported EBITDA in the Fiscal 2025 six-month period of $3.3 million as compared to an EBITDA loss in the comparable Fiscal 2024 period of $13.0 million. The Company reported an Adjusted EBITDA loss in the Fiscal 2025 six-month period of $5.8 million as compared to an Adjusted EBITDA loss in the comparable Fiscal 2024 period of $5.0 million.

Fiscal 2025 Second Quarter Dispositions and Subsequent Real Estate Transaction in the Fiscal 2025 Third Quarter

Sale of Domestic Accessories Business

On August 30, 2024, the Company's wholly owned subsidiary, VOXX Accessories Corp. ("VAC"), completed the sale of certain assets of its domestic accessories business ("the Disposal Group"), consisting of intangible assets and inventory, which was included in the Company's Consumer Electronics segment, to Talisman Brands Inc., d/b/a Established Inc. (“Established" or the "Buyer”) for total consideration of $24.5 million, net of selling expenses. The consideration was recorded as a receivable due from Established on the Company’s Consolidated Balance Sheet at August 31, 2024. The Company recognized a gain in the amount of $8.3 million on the sale of the Disposal Group for the three and six months ended August 31, 2024 within Other income (expense) on the Company’s Unaudited

Consolidated Statements of Operations and Comprehensive Income (Loss). During September 2024, the Company received payments totaling $24.4 million toward the total balance due from Established. The remaining balance due of $0.1 million is expected to be received during the third quarter of Fiscal 2025. The proceeds of the sale have been used by the Company to repay its outstanding debt.

Additionally, at closing, the Company and Established entered into an operations services agreement, pursuant to which the Company agreed to continue to operate the accessories business for the Buyer's benefit, consisting of certain defined services, including purchasing, logistics, sales, MIS, human resources, customer service, credit and collections, and finance and accounting services. The operating services agreement will continue for a period of twelve months, and may be canceled at any time, or extended, at the Buyer's option.

Sale of Premium Audio Company Trade Names and Related Inventory

On August 15, 2024, the Company's wholly owned subsidiary, Premium Audio Company, LLC ("PAC"), completed the sale of certain trade names and related inventory to Jamo Holding Limited and Cinemaster Shanghai Ltd. for total consideration of $3.4 million. The Company recognized a gain of $2.2 million on the sale of these assets for the three and six months ended August 31, 2024 within Other income (expense) on the Company’s Unaudited Consolidated Statements of Operations and Comprehensive Income (Loss). The proceeds of the sale were used by the Company to repay outstanding debt.

Sale of the Company’s Orlando, FL OEM Manufacturing Facility

On September 24, 2024, the Company completed the sale of its manufacturing facility in Lake Nona, Florida to Aladdin Sane Realty, LLC (the "buyer") for a purchase price of $20.0 million. Net proceeds from the sale were used to repay the remaining outstanding balance of the Company's Florida Mortgage and the related interest rate swap was terminated on this date. The Company will lease approximately 18,000 square feet of office and warehouse space in the building from the buyer for a period of five years.

Strategic Process

On August 27, 2024, the Company announced that its board of directors had been conducting an exploration of strategic alternatives in connection with the Company’s ongoing effort to maximize shareholder value. As part of the process, the board will consider a range of options including, among other things, a potential sale of the Company, a sale of segments, operational improvements, or other strategic transactions. Per its fiduciary responsibilities and to support its evaluation process, the board has established a strategic transactions committee which has retained Solomon Partners as financial advisor and Bryan Cave Leighton Paisner LLP as legal advisor.

Balance Sheet Update

As of August 31, 2024, the Company had cash and cash equivalents of $3.7 million as compared to $11.0 million as of February 29, 2024. Total debt as of August 31, 2024 was $55.2 million as compared to $73.3 million as of February 29, 2024, an improvement of $18.1 million. The decline in total debt is primarily related to an $18 million reduction in outstanding debt on the Company’s Domestic Credit Facility and a $0.3 million reduction in debt associated with the Company’s Florida mortgage, partially offset by a $0.2 million increase in debt outstanding related to the shareholder loan payable to Sharp Corporation. Total long-term debt, net of debt issuance costs as of August 31, 2024 was $50.0 million as compared to $71.9 million as of February 29, 2024, an improvement of $21.9 million.

As of October 9, 2024, the Company’s total debt was $18.1 million and its net debt, less its cash position of $4.5 million, stood at $13.6 million.

Conference Call Information

The Company will be hosting its conference call and webcast on Friday, October 11, 2024 at 10:00 a.m. ET.

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To attend the webcast: https://edge.media-server.com/mmc/p/ef5x57m5
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To access by phone: https://register.vevent.com/register/BIa701ac0278704dfab04bf5c386aca9b4

Participants are requested to register a day in advance or at a minimum 15 minutes before the start of the call. Those wishing to ask questions following management’s remarks should use the dial-in numbers provided.

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A replay of the webcast will be available approximately two hours after the call and archived under “Events and Presentations” in the Investor Relations section of the Company’s website at https://investors.voxxintl.com/events-and-presentations

Non-GAAP Measures
EBITDA and Adjusted EBITDA are not financial measures recognized by GAAP. EBITDA represents net loss attributable to VOXX International Corporation and Subsidiaries, computed in accordance with GAAP, before interest expense and bank charges, taxes, and depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted for stock-based compensation expense, gains on the sale of certain assets and businesses, foreign currency gains and losses, restructuring expenses, certain non-routine legal fees, and awards. Depreciation, amortization, stock-based compensation, and foreign currency gains and losses are non-cash items.

We present EBITDA and Adjusted EBITDA in this press release and in our Form 10-Q because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted EBITDA helps us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash impact on our current operating performance. In addition, the exclusion of certain costs or gains relating to certain events allows for a more meaningful comparison of our results from period-to-period. These non-GAAP measures, as we define them, are not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA and Adjusted EBITDA should not be assessed in isolation from, are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP.

About VOXX International Corporation
VOXX International Corporation (NASDAQ: VOXX) has grown into a worldwide leader in the Automotive Electronics and Consumer Electronics industries. Over the past several decades, VOXX has built market-leading positions in in-vehicle entertainment and automotive security, as well as in a number of premium audio market segments, and more. VOXX is a global company, with an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and many of the world's leading automotive manufacturers. For additional information, please visit our website at www.voxxintl.com.

Safe Harbor Statement

Except for historical information contained herein, statements made in this release constitute forward-looking statements and thus may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to the risk factors described in the “Risk Factors” section of the Company's Annual Report on Form 10-K for the fiscal year ended February 29, 2024, and other filings made by the Company from time to time with the SEC, as such descriptions may be updated or amended in any future reports we file with the SEC. The factors described in such SEC filings include, without limitation: impacts related to the COVID-19 pandemic, global supply shortages and logistics costs and delays; global economic trends; cybersecurity risks; risks that may result from changes in the Company's business operations; operational execution by our businesses; changes in law, regulation or policy that may affect our businesses; our ability to increase margins through implementation of operational improvements, restructuring and other cost reduction methods; our ability to keep pace with technological advances; significant competition in the automotive electronics, consumer electronics and biometrics businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; foreign currency fluctuations; and restrictive debt covenants. Many of the foregoing risks and uncertainties are, and will be, exacerbated by the War in the Ukraine and any worsening of the global business and economic environment as a result.

Investor Relations Contact:

Glenn Wiener, GW Communications (for VOXX)

Email: gwiener@GWCco.com

Tables to Follow

VOXX International Corporation and Subsidiaries Consolidated Balance Sheets

(In thousands, except share and per share data)

	August 31, 2024	February 29, 2024
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,661	$10,986
Accounts receivable, net of allowances of $1,980 and $3,041 at August 31, 2024 and February 29, 2024, respectively	64,240	71,066
Inventory	113,253	128,471
Receivables from vendors	795	1,192
Due from Established	24,542	-
Due from GalvanEyes LLC, current	-	1,238
Prepaid expenses and other current assets	15,743	20,820
Income tax receivable	4,710	2,095
Total current assets	226,944	235,868
Investment securities	398	828
Equity investments	22,848	21,380
Property, plant and equipment, net	44,201	45,070
Operating lease, right of use assets	2,815	2,577
Goodwill	64,344	63,931
Intangible assets, net	56,632	68,766
Due from GalvanEyes LLC, less current portion	-	1,340
Deferred income tax assets	60	1,452
Other assets	2,922	2,794
Total assets	$421,164	$444,006
Liabilities, Redeemable Equity, Redeemable Non-Controlling Interest, and Stockholders' Equity
Current liabilities:
Accounts payable	$43,895	$35,076
Accrued expenses and other current liabilities	38,397	38,238
Income taxes payable	1,168	1,123
Accrued sales incentives	16,810	18,236
Contract liabilities, current	3,265	3,810
Current portion of long-term debt	4,469	500
Total current liabilities	108,004	96,983
Long-term debt, net of debt issuance costs	50,015	71,881
Finance lease liabilities, less current portion	484	644
Operating lease liabilities, less current portion	1,917	1,884
Deferred compensation	398	828
Deferred income tax liabilities	2,615	2,690
Other tax liabilities	721	809
Prepaid ownership interest in EyeLock LLC due to GalvanEyes LLC	-	9,817
Other long-term liabilities	2,850	2,170
Total liabilities	167,004	187,706
Commitments and contingencies
Redeemable equity: Class A, $.01 par value; 597,021 and 577,581 shares at August 31, 2024 and February 29, 2024, respectively	4,173	4,110
Redeemable non-controlling interest	(4,041)	(3,203)
Stockholders' equity:
Preferred stock:
No shares issued or outstanding	-	-
Common stock:
Class A, $.01 par value, 60,000,000 shares authorized, 23,998,379 and 23,985,603 shares issued and 19,647,196 and 19,698,562 shares outstanding at August 31, 2024 and February 29, 2024, respectively	240	240
Class B Convertible, $.01 par value, 10,000,000 shares authorized, 2,260,954 shares issued and outstanding at both August 31, 2024 and February 29, 2024	22	22
Paid-in capital	295,959	293,272
Retained earnings	51,415	58,272
Accumulated other comprehensive loss	(17,219)	(17,366)
Less: Treasury stock, at cost, 4,351,183 and 4,287,041 shares of Class A Common Stock at August 31, 2024 and February 29, 2024, respectively	(39,821)	(39,573)
Total VOXX International Corporation stockholders' equity	290,596	294,867
Non-controlling interest	(36,568)	(39,474)
Total stockholders' equity	254,028	255,393
Total liabilities, redeemable equity, redeemable non-controlling interest, and stockholders' equity	$421,164	$444,006

VOXX International Corporation and Subsidiaries

Unaudited Consolidated Statements of Operations and Comprehensive Income (Loss)

(In thousands, except share and per share data)

	Three months ended August 31,		Six months ended August 31,
	2024	2023	2024	2023
Net sales	$92,488	$113,642	$184,149	$225,568
Cost of sales	69,796	85,017	136,048	169,363
Gross profit	22,692	28,625	48,101	56,205
Operating expenses:
Selling	7,848	10,021	17,438	21,187
General and administrative	15,777	17,250	32,234	36,677
Engineering and technical support	6,100	7,857	12,344	16,194
Restructuring expenses	2,098	2,008	2,329	2,067
Total operating expenses	31,823	37,136	64,345	76,125
Operating loss	(9,131)	(8,511)	(16,244)	(19,920)
Other income (expense):
Interest and bank charges	(1,973)	(1,573)	(4,111)	(3,119)
Equity in income of equity investees	200	1,241	551	2,857
Gain on sale of business	8,300	-	8,300	-
Gain on sale of assets	2,154	-	2,154	-
Final arbitration award	-	(1,612)	-	(2,598)
Other, net	3,842	(952)	1,971	(1,653)
Total other income (expense), net	12,523	(2,896)	8,865	(4,513)
Income (loss) before income taxes	3,392	(11,407)	(7,379)	(24,433)
Income tax expense (benefit)	1,600	1,170	1,006	(151)
Net income (loss)	1,792	(12,577)	(8,385)	(24,282)
Less: net loss attributable to non-controlling interest	(620)	(1,513)	(1,528)	(2,480)
Net income (loss) attributable to VOXX International Corporation and Subsidiaries	$2,412	$(11,064)	$(6,857)	$(21,802)
Other comprehensive (loss) income:
Foreign currency translation adjustments	(337)	820	258	1,058
Derivatives designated for hedging	(90)	34	(103)	(26)
Pension plan adjustments	(8)	(5)	(8)	(6)
Other comprehensive (loss) income, net of tax	(435)	849	147	1,026
Comprehensive income (loss) attributable to VOXX International Corporation and Subsidiaries	$1,977	$(10,215)	$(6,710)	$(20,776)
Income (loss) per share - basic: Attributable to VOXX International Corporation and Subsidiaries	$0.10	$(0.47)	$(0.30)	$(0.92)
Income (loss) per share - diluted: Attributable to VOXX International Corporation and Subsidiaries	$0.10	$(0.47)	$(0.30)	$(0.92)
Weighted-average common shares outstanding (basic)	23,125,665	23,462,575	23,132,771	23,629,147
Weighted-average common shares outstanding (diluted)	23,159,333	23,462,575	23,132,771	23,629,147

Reconciliation of GAAP Net Income (Loss) Attributable to VOXX International Corporation to EBITDA and Adjusted EBITDA

	Three months ended August 31,		Six months ended August 31,
	2024	2023	2024	2023
Net income (loss) attributable to VOXX International Corporation and Subsidiaries	$2,412	$(11,064)	$(6,857)	$(21,802)
Adjustments:
Interest expense and bank charges (1)	1,758	1,371	3,681	2,717
Depreciation and amortization (1)	2,727	3,094	5,455	6,195
Income tax expense (benefit)	1,600	1,170	1,006	(151)
EBITDA	8,497	(5,429)	3,285	(13,041)
Stock-based compensation	412	208	558	466
Gain on sale of tradename	-	-	-	(450)
Gain on sale of business	(8,300)	-	(8,300)	-
Gain on sale of assets	(2,154)	-	(2,154)	-
Foreign currency gains (losses) (1)	(3,204)	1,214	(1,355)	2,176
Restructuring expenses	2,098	2,008	2,329	2,067
Non-routine legal fees	(2)	378	(125)	1,231
Final arbitration award	-	1,612	-	2,598
Adjusted EBITDA	$(2,653)	$(9)	$(5,762)	$(4,953)

For purposes of calculating Adjusted EBITDA for the Company, interest expense and bank charges, depreciation and amortization, and foreign currency gains and losses have been adjusted in order to exclude the non-controlling interest portion of these expenses attributable to EyeLock LLC and Onkyo Technology KK, as appropriate.